Contact: Suzy Hollinger 808.525.8422 shollinger@abinc.com

ALEXANDER & BALDWIN REPORTS SECOND QUARTER 2014 RESULTS

•	Development & Sales operating profit increases

•	Pick-up in sales activity at Kukui’ula continues

•	Leasing segment Net Operating Income (NOI) up 20%[1] for the quarter

•	Grace Pacific generates $11.4 million[1] of EBITDA for the quarter

•	Final zoning approval received for 95-acre Maui primary residential project

Honolulu (August 7, 2014) -- Alexander & Baldwin, Inc. (NYSE:ALEX) ("A&B" or "Company") today announced net income for the second quarter of 2014 of $9.2 million, or $0.19 per diluted share, compared to net income for the second quarter of 2013 of $5.0 million, or $0.11 per diluted share. Revenue for the second quarter of 2014 was $146.7 million compared to revenue of $62.6 million last year. The quarter's financial performance reflects the addition of earnings from Grace Pacific and improvements in the Development & Sales and Leasing segments. As anticipated, Agribusiness' contribution in the quarter, while positive, was materially lower than last year.
"Since separating from Matson two years ago, we've focused on positioning the Company to capitalize on growth in Hawaii's economy, and we're seeing the benefits of this strategy. Earnings have improved compared to last year and we are encouraged by the pick-up in sales activity at our development projects, and the performance of our commercial portfolio," said Stanley M. Kuriyama, A&B chairman and chief executive officer.
"At our Kukui’ula project on Kauai, for example, we've closed or sold under binding contract 19 units thus far in 2014, compared to 10 closed sales in all of 2013. Some of the price points are the highest achieved to date at the project, and we are definitely starting to realize the benefits of broadening the Kukui'ula product line through our vertical construction program," said Kuriyama. "On Oahu, besides the sold out 340-unit Waihonua condominium project in Kaka’ako, we are in the midst of pre-sales at our nearby 397-unit Collection high-rise tower, and have sold over 65% of the units under binding contracts. We expect to launch pre-sales of our 54 mid-rise units shortly, and anticipate breaking ground on the entire project by the end of the year."

"We are also pleased to have received this week final zoning approval for our 95-acre Kihei Residential project on Maui, planned for 600 affordable and market-priced primary housing units."

Second Quarter Financial Results
Real Estate Leasing operating profit for the second quarter was $12.0 million, 13.2% higher than the $10.6 million recorded in the second quarter of 2013. NOI for the quarter was $19.6 million, a 19.5%1 improvement over the second quarter of 2013. Both operating profit and NOI benefited from the expansion of the portfolio through Hawaii retail assets acquired in 2013, as well as improved performance from Mainland office properties. As most of the portfolio's overall growth was attributable to significant acquisitions made in the second half of 2013, NOI growth is expected to moderate in the second half of 2014, and full-year 2014 NOI growth of between 12% and 14% is anticipated. Second quarter 2014 occupancy for both the Hawaii and Mainland portfolios was 93%, compared to 92% and 95%, respectively, for the second quarter of 2013.
Second quarter 2014 operating profit for the Real Estate Development & Sales segment was $7.8 million, compared to a loss of $0.7 million in last year’s second quarter. Operating profit for the quarter was generated by the sales of three Kahala lots, five non-core parcels, a residential lot on Maui, and ten joint venture resort residential units (six at Kukui'ula and four on Hawaii Island). One of the Kukui’ula unit sales in the second quarter was a $7.2 million home designed by Bay Area architect, Shay Zak -- the highest price recorded to date at the project. Another Kukui’ula home, designed by local architect Peter Vincent, was recently sold under binding contract for $6.1 million.
The Natural Materials & Construction segment, which includes Grace Pacific, reported adjusted operating profit of $9.2 million1 for the second quarter, which excluded a negative $1.2 million non-cash impact from purchase price allocation adjustments. Operating profit was $8.0 million (net of the purchase price allocation adjustment) and EBITDA was $11.4 million1 for the second quarter. With the return of more normalized weather patterns and fewer project delays, Grace's paving performance improved significantly from the first quarter of 2014. The long-term outlook for Grace remains positive, with a healthy consolidated backlog of $249.2 million at the end of the second quarter, 14.3% higher than at the end of 2013.
Agribusiness operating profit for the second quarter of 2014 was $0.4 million, compared to $8.3 million for the second quarter of 2013, principally due to lower prices for raw sugar sold, lower volumes of molasses sold, and lower charter margins, partially offset by the gain on the sale of a warehouse that was formerly used in trucking operations, and an increase in the volume of power sold. Extremely wet weather conditions through May have led to a significant reduction in sugar production year-to-date, and expectations for full-year sugar production have therefore been reduced. While it is very difficult to accurately predict full-year results with about 55% of the crop still to be harvested, recent increases in raw sugar prices, coupled with on-going efforts to contain operating costs, are expected to largely offset the negative impact of lower full-year production. As a result, there are no changes to the Company’s previous Agribusiness guidance of an operating loss of $6 million to $9 million for full year 2014.
Second quarter 2014 interest expense was $7.2 million compared to $3.9 million for the second quarter of 2013, due to an increase in debt primarily associated with over $1 billion of acquisitions in 2013. Corporate expenses were $4.3 million for the second quarter of 2014, compared to $3.7 million for the second quarter of 2013 (before $1.5 million of Grace Pacific acquisition-related costs in the second quarter of 2013), due principally to an increase in post-retirement benefit costs and charitable contribution expenses.

Year-to-Date Financial Results
Net income for the six months ended June 30, 2014, was $42.6 million, or $0.87 per diluted share, compared to $10.0 million, or $0.23 per diluted share, for the six months ended June 30, 2013. Net income for the six months ended June 30, 2013, includes $2.5 million, or $0.06 per diluted share, of professional services and other costs related to the acquisition of Grace Pacific. Excluding these charges, adjusted net income for the six months ended June 30, 2013 was $12.5 million, or $0.29 per diluted share1. Revenue for the six months periods ended June 30, 2014 and 2013 were $241.7 million and $95.5 million, respectively, due primarily to the addition of revenue from Grace Pacific and higher Development & Sales segment revenue.

ANALYSIS OF FINANCIAL RESULTS
REAL ESTATE
Real Estate Leasing and Development & Sales revenue and operating profit are analyzed before subtracting amounts related to discontinued operations. This is consistent with how the Company evaluates performance and makes decisions regarding capital allocation, acquisitions and dispositions. Direct year-over-year comparison of Real Estate Development & Sales results may not provide a consistent, measurable indicator of future performance because results from period to period are significantly affected by the mix and timing of property sales. Operating results, by virtue of each project’s asset class, geography and timing, are inherently variable. Earnings from joint venture investments are not included in segment revenue, but are included in operating profit.
Real Estate Leasing - Second quarter of 2014 compared with 2013

	Quarter Ended June 30,
(dollars in millions)	2014	2013	Change
Revenue	$31.0	$26.2	18.3%
Operating profit	$12.0	$10.6	13.2%
Operating profit margin	38.7%	40.5%
NOI[1]
Hawaii	$14.9	$7.6	96.1%
Mainland	4.7	8.8	(46.6)%
Total	$19.6	$16.4	19.5%
Average occupancy rates:
Hawaii	93%	92%
Mainland	93%	95%
Total	93%	94%
Leasable space (million sq. ft.) — improved, at period end
Hawaii	2.4	1.7
Mainland	2.5	6.3
Real Estate Leasing revenue and operating profit for the second quarter of 2014 were 18.3% and 13.2% higher, respectively, than 2013, primarily due to sales and acquisition activity and improved performance from Mainland office properties. Operating profit also includes the effects of higher depreciation and amortization.

Real Estate Leasing - First half of 2014 compared with 2013

	Six months ended June 30,
(dollars in millions)	2014	2013	Change
Revenue	$62.2	$52.5	18.5%
Operating profit	$23.8	$21.5	10.7%
Operating profit margin	38.3%	41.0%
NOI[1]
Hawaii	$30.0	$15.4	94.8%
Mainland	9.2	17.7	(48.0)%
Total	$39.2	$33.1	18.4%
Average occupancy rates:
Hawaii	93%	92%
Mainland	93%	95%
Total	93%	94%
Leasable space (million sq. ft.) — improved, at period end
Hawaii	2.4	1.7
Mainland	2.5	6.3
    Real Estate Leasing revenue and operating profit for the six months ended June 30, 2014 were 18.5% and 10.7% higher, respectively, than 2013 primarily due to sales and acquisitions activity and improved performance from Mainland office properties, partially offset by higher depreciation and amortization.
Real Estate Development & Sales - Second quarter and first half of 2014 compared with 2013

	Quarter Ended June 30,
(dollars in millions)	2014	2013	Change
Improved property sales revenue	$—	$—	NM
Development sales revenue	16.4	—	NM
Unimproved/other property sales revenue	5.0	1.4	4X
Total revenue	$21.4	$1.4	15X
Operating profit (loss) before joint ventures	$7.4	$(1.3)	NM
Earnings from joint ventures	0.4	0.6	(33.3)%
Total operating profit (loss)	$7.8	$(0.7)	NM
Operating profit margin	36.4%	NM

	Six months ended June 30,
(dollars in millions)	2014	2013	Change
Improved property sales revenue	$70.1	$14.9	5X
Development sales revenue	16.4	—	NM
Unimproved/other property sales revenue	5.9	1.9	3X
Total revenue	$92.4	$16.8	6X
Operating profit before joint ventures	$60.6	$0.6	101X
Earnings (loss) from joint ventures	(0.5)	1.1	NM
Total operating profit	$60.1	$1.7	35X
Operating profit margin	65.0%	10.1%
Second quarter 2014: Revenue and operating profit were $21.4 million and $7.8 million, respectively, and were principally driven by the sales of three Kahala Avenue lots, five non-core land parcels on Maui, and one residential lot on Maui. Operating profit also included the sales of ten joint venture resort residential units, including six on Kauai and four on Hawaii Island, partially offset by joint venture expenses.
First half 2014: Revenue and operating profit were $92.4 million and $60.1 million, respectively, and included the lot and parcel sales in the second quarter described above, the sale of a Maui commercial property and recognition of deferred revenue associated with the sale of three Mainland retail properties in the fourth quarter of 2013. Operating profit also included the sales of 15 joint venture resort residential units (eight on Kauai, one on Maui, and six on Hawaii Island), partially offset by joint venture expenses.
Second quarter 2013: Revenue was $1.4 million and was related primarily to the sale of a non-core Maui parcel. Operating loss of $0.7 million was due primarily to operating expenses, partially offset by the sale of the non-core Maui parcel, development fees, interest income, and nine joint venture resort residential sales.
First half 2013: Revenue and operating profit were $16.8 million and $1.7 million, respectively, and in addition to the sales, development fees and interest income described above, included the sale of a California industrial property. Operating profit also included the sales of five joint venture resort residential units in addition to the nine cited for the second quarter of 2013.

NATURAL MATERIALS & CONSTRUCTION
On October 1, 2013, the Company completed its acquisition of Grace Pacific. Due to the impact of inclement weather and major holidays on available paving days, Grace typically will exhibit seasonal highs and lows in its operating results, with the first and fourth quarters of each calendar year usually posting lower results as compared to the second and third quarters.
Natural Materials & Construction - Three and six months ended June 30, 2014

	June 30, 2014
(dollars in millions)	Three Months Ended	Six Months Ended
Revenue	$64.5	$114.7
Adjusted operating profit[1]	$9.2	$13.8
Adjusted operating profit margin[1]	14.3%	12.0%
Operating profit	$8.0	$11.4
Operating profit margin	12.4%	9.9%
EBITDA[1]	$11.4	$18.6
Backlog at period end	$249.2	$249.2
The Natural Materials and Construction segment reported adjusted operating profit of $9.2 million1 for the second quarter, which excluded a negative $1.2 million non-cash impact from purchase price allocation adjustments, and generated $11.4 million1 of EBITDA.
For the first half of 2014, the segment reported adjusted operating profit of $13.8 million1, which excluded a negative $2.4 million non-cash impact from purchase price allocation adjustments, and generated $18.6 million1 of EBITDA. Backlog as of June 30, 2014 was $249.2 million, 14.3% higher than at the end of 2013.

AGRIBUSINESS
The quarterly results of the Agribusiness segment are subject to fluctuations from a number of factors, including the timing of sugar deliveries, which typically commence after the first quarter of each year. Additionally, each delivery is generally priced independently, which could result in significant variations in margins between deliveries. Accordingly, quarterly results are not indicative of the results that may be achieved for a full year.
Agribusiness - Second quarter 2014 compared with 2013

	Quarter Ended June 30,
(dollars in millions)	2014	2013	Change
Revenue	$29.8	$43.5	(31.5)%
Operating profit	$0.4	$8.3	(95.2)%
Operating profit margin	1.3%	19.1%
Tons sugar produced	46,900	66,400	(29.4)%
Tons sugar sold (raw and specialty sugar)	38,800	40,700	(4.7)%
Agribusiness revenue for the second quarter of 2014 decreased $13.7 million, or 31.5%, compared to the second quarter of 2013. Operating profit for the second quarter of 2014 decreased $7.9 million, or 95.2%, compared to the second quarter of 2013. The decline in revenue was due to lower prices for raw and specialty sugar sold, the absence of a vessel charter in 2014, and lower volumes of molasses sold, partially offset by a higher volume of power sales. The decline in operating profit was attributable to these factors, further offset by a gain on the sale of a warehouse formerly used in the Kauai trucking business.
Sugar production for the second quarter of 2014 was significantly lower than last year due to extremely wet conditions that resulted in a lower number of acres harvested and lower yields.
Agribusiness - First half of 2014 compared with 2013

	Six months ended June 30,
(dollars in millions)	2014	2013	Change
Revenue	$42.7	$58.2	(26.6)%
Operating profit	$3.5	$12.1	(71.1)%
Operating profit margin	8.2%	20.8%
Tons sugar produced	48,300	74,600	(35.3)%
Tons sugar sold (raw and specialty sugar)	41,200	43,400	(5.1)%
Agribusiness revenue for the first half of 2014 decreased $15.5 million, or 26.6%, compared to last year. The decrease was due to lower raw sugar prices, lower vessel charter revenue, lower trucking revenue, and lower volumes of specialty sugar sold.
Operating profit for the first half of 2014 decreased $8.6 million, or 71.1%, compared to the first half of 2013. The decline was due to lower prices for raw sugar sold and lower full-year sugar production estimates, lower molasses margins, and the absence of a vessel charter in 2014. These decreases were partially offset by the gain on the sale of a warehouse formerly used in the Kauai trucking business.
Sugar production for the first half of 2014 was significantly lower than last year due to extremely wet conditions that resulted in a lower number of acres harvested and lower yields.
ABOUT ALEXANDER & BALDWIN
Alexander & Baldwin, Inc. is a Hawaii-based public company, with interests in real estate development, commercial real estate, agriculture, natural materials and infrastructure construction. With ownership of nearly 89,000 acres in Hawaii, A&B is the state’s fourth largest private landowner, and one of the state’s most active real estate investors. The Company manages a portfolio comprising five million square feet of leasable space in Hawaii and on the U.S. Mainland. It owns and operates the state’s only sugar plantation. A&B is also one of Hawaii’s largest natural materials companies and is the state’s largest paving contractor. Additional information about A&B may be found at www.alexanderbaldwin.com.
FORWARD-LOOKING STATEMENTS
Statements in this press release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with pages 19-32 of Alexander & Baldwin, Inc.’s 2013 Form 10-K and other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release. We do not undertake any obligation to update our forward-looking statements.
_______________________________________________

[1]	See pages 10 to 12 for a discussion of management’s use of non-GAAP financial measures and required reconciliations from GAAP to non-GAAP measures.

USE OF NON-GAAP FINANCIAL MEASURES
Alexander & Baldwin, Inc. reports net income and diluted earnings per share in accordance with GAAP and on a non-GAAP basis. Reconciliations of the Company’s GAAP to non-GAAP financial measures for the three- and six-month periods ended June 30, 2014 and 2013 are presented below.
The Company uses these non-GAAP financial measures when evaluating operating performance because management believes that the exclusion from net income of one-time advisory, legal, equity conversion and other expenses that were incurred to acquire Grace Pacific provides insight into the Company’s core operating results, future cash flow generation, and the underlying business trends affecting performance on a consistent and comparable basis from period to period. The Company provides this information to investors as an additional means of evaluating ongoing core operations. The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company believes that net income attributable to A&B and diluted earnings per share, net income are the most directly comparable GAAP measurements to adjusted net income and diluted earnings per share, adjusted net income, respectively.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(dollars in millions)	2014	2013	2014	2013
Net income attributable to A&B	$9.2	$5.0	$42.6	$10.0
Professional service and other expenses incurred to acquire Grace Pacific, net of taxes	—	1.5	—	2.5
Adjusted net income	$9.2	$6.5	$42.6	$12.5

Diluted earnings per share, net income	$0.19	$0.11	$0.87	$0.23
Professional service and other expenses incurred to acquire Grace Pacific, net of taxes	—	0.04	—	0.06
Diluted earnings per share, adjusted net income	$0.19	$0.15	$0.87	$0.29

The Company presents NOI, which is a non-GAAP measure derived from Real Estate Leasing revenue (determined in accordance with GAAP, less straight-line rental adjustments) minus property operating expenses (determined in accordance with GAAP). NOI does not have any standardized meaning prescribed by GAAP, and therefore, may differ from definitions of NOI used by other companies. The Company provides this information to investors as an additional means of evaluating ongoing core operations. NOI should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s financial performance, or as an alternative to cash flow from operating activities as a measure of the Company’s liquidity. NOI is commonly used as a measure of operating performance because it is an indicator of the return on property investment, and provides a method of comparing property performance over time. NOI excludes general and administrative expenses, straight-line rental adjustments, interest income, interest expense, depreciation and amortization, and gains on sales of interests in real estate. The Company believes that the Real Estate Leasing segment’s operating profit after discontinued operations is the most directly comparable GAAP measurement to NOI. A reconciliation of Real Estate Leasing operating profit to Real Estate Leasing segment NOI is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(dollars in millions)	2014	2013	2014	2013
Real Estate Leasing segment operating profit before discontinued operations	$12.0	$10.6	$23.8	$21.5
Less amounts reported in discontinued operations (pre-tax)	—	(3.9)	(0.2)	(7.0)
Real Estate Leasing segment operating profit after subtracting discontinued operations	$12.0	$6.7	$23.6	$14.5
Adjustments:
Depreciation and amortization	7.1	6.0	14.2	11.8
Straight-line lease adjustments	(0.6)	(0.9)	(1.1)	(1.7)
General and administrative expenses	1.1	0.7	2.3	1.5
Discontinued operations	—	3.9	0.2	7.0
Real Estate Leasing segment NOI	$19.6	$16.4	$39.2	$33.1
Percent change over prior comparative period	19.5%		18.4%

The Company presents the non-GAAP measures of EBITDA, adjusted operating profit, and adjusted operating profit margin for the Natural Materials & Construction segment, which contain the results of Grace Pacific. The Company uses these non-GAAP financial measures when evaluating operating performance for the Natural Materials & Construction segment because management believes that EBITDA, adjusted operating profit, and adjusted operating profit margin provide insight into the segment’s core operating results, future cash flow generation, and the underlying business trends affecting performance on a consistent and comparable basis from period to period. The Company provides this information to investors as an additional means of evaluating the segment’s ongoing core operations. The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company believes that Natural Materials & Construction operating profit is the most directly comparable GAAP measurement to the segment's EBITDA and adjusted operating profit. A reconciliation of segment operating profit to EBITDA, adjusted operating profit, and adjusted operating profit margin follows:

	Three Months Ended	Six Months Ended
(dollars in millions)	June 30, 2014	June 30, 2014
Operating profit	$8.0	$11.4
Depreciation & amortization expense	4.4	8.6
Income attributable to non-controlling interest	(1.0)	(1.4)
EBITDA	$11.4	$18.6

Operating profit	$8.0	$11.4
Impact of purchase price allocation	1.2	2.4
Adjusted operating profit	$9.2	$13.8
Revenue	$64.5	$114.7
Adjusted operating profit margin	14.3%	12.0%

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
CONDENSED INDUSTRY SEGMENT DATA, NET INCOME
(In Millions, Except Per Share Amounts, Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Revenue:	2014	2013	2014	2013
Real Estate*:
Leasing	$31.0	$26.2	$62.2	$52.5
Development and Sales	21.4	1.4	92.4	16.8
Less amounts reported in discontinued operations	—	(8.5)	(70.3)	(32.0)
Natural Materials and Construction	64.5	—	114.7	—
Agribusiness	29.8	43.5	42.7	58.2
Total revenue	$146.7	$62.6	$241.7	$95.5

Operating profit, net income:
Real Estate*:
Leasing	$12.0	$10.6	$23.8	$21.5
Development and Sales	7.8	(0.7)	60.1	1.7
Less amounts reported in discontinued operations	—	(3.9)	(56.1)	(11.2)
Natural Materials and Construction	8.0	—	11.4	—
Agribusiness	0.4	8.3	3.5	12.1
Total operating profit	28.2	14.3	42.7	24.1
Interest expense	(7.2)	(3.9)	(14.5)	(7.5)
General corporate expenses	(4.3)	(3.7)	(9.5)	(8.2)
Grace Pacific acquisition costs	—	(1.5)	—	(2.5)
Income from continuing operations before income taxes	16.7	5.2	18.7	5.9
Income tax expense	6.5	2.6	9.0	2.8
Income from continuing operations	10.2	2.6	9.7	3.1
Income from discontinued operations, net of income taxes	—	2.4	34.3	6.9
Net income	10.2	5.0	44.0	10.0
Income attributable to non-controlling interest	(1.0)	—	(1.4)	—
Net income attributable to A&B	$9.2	$5.0	$42.6	$10.0

Basic earnings per share, continuing operations attributable to A&B	$0.19	$0.06	$0.17	$0.07
Basic earnings per share, net income attributable to A&B	$0.19	$0.11	$0.87	$0.23

Diluted earnings per share, continuing operations attributable to A&B	$0.19	$0.06	$0.17	$0.07
Diluted earnings per share, net income attributable to A&B	$0.19	$0.11	$0.87	$0.23

Weighted average number of shares outstanding:
Basic	48.7	43.1	48.7	43.0
Diluted	49.3	43.7	49.2	43.6
* Prior period amounts restated for amounts treated as discontinued operations.

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(In Millions, Unaudited)

	June 30, 2014	December 31, 2013
Assets
Current assets	$183.8	$171.4
Investments in affiliates	342.6	341.4
Real estate developments	252.7	249.1
Property, net	1,266.8	1,273.7
Intangible assets, net	67.5	74.1
Goodwill	100.0	99.6
Other assets	70.3	75.9
	$2,283.7	$2,285.2

Liabilities & equity
Current liabilities	$148.0	$218.2
Long-term debt, non-current portion	630.1	605.5
Deferred income taxes	200.9	188.7
Accrued pension and post-retirement benefits	32.9	37.3
Other non-current liabilities	52.8	60.7
Equity	1,219.0	1,174.8
	$2,283.7	$2,285.2

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
CONDENSED CASH FLOW TABLE
(In Millions, Unaudited)

	Six months ended June 30,
	2014	2013

Cash flows used in operating activities:	$(20.6)	$(16.8)

Cash flows provided by (used in) investing activities:
Capital expenditures	(19.7)	(13.1)
Capital expenditures related to 1031 commercial property transactions	—	(25.3)
Proceeds from investment tax credits and grants related to renewable energy projects	4.5	—
Proceeds from disposal of income-producing properties and other assets	8.2	2.3
Proceeds from disposals related to 1031 commercial property transactions	71.7	15.5
Payments for purchases of investments in affiliates	(9.0)	(28.0)
Proceeds from investments in affiliates	6.2	2.1
Change in restricted cash associated with 1031 transactions	(0.5)	9.8
Net cash provided by (used in) investing activities	$61.4	$(36.7)

Cash flows from financing activities:
Proceeds from the issuance of long-term debt	$73.0	$79.0
Payments of long-term debt and deferred financing costs	(43.4)	(30.4)
Proceeds from (payments of) line-of-credit agreements, net	(63.7)	2.2
Dividends paid	(3.9)	—
Proceeds from issuance of capital stock and other, net	0.1	2.3
Net cash provided by (used in) financing activities	$(37.9)	$53.1
Net increase (decrease) in cash and cash equivalents	$2.9	$(0.4)

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